AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT BY AND BETWEEN
BLUCORA, INC. AND ERIC M. EMANS
THIS AMENDMENT NO. 1 (this "Amendment") TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED JANUARY 6, 2015, BY AND BETWEEN ERIC M. EMANS (the "Executive") AND BLUCORA, INC. (the "Company") (the "Agreement"), is made and entered into this 22nd day of January 2016. Unless stated otherwise, all capitalized but undefined terms used in this Amendment have the meaning set forth in the Agreement.
WHEREAS, on October 14, 2015, the Company and its indirect wholly owned acquisition subsidiary, Project Baseball Sub, Inc. ("Acquisition Sub"), entered into a Stock Purchase Agreement (the "Purchase Agreement") with HDV Holdings, LLC and HDV Holdings, Inc., pursuant to which Acquisition Sub will acquire the outstanding capital stock of HDV Holdings, Inc., which is the holding company for the group of companies that comprise the HD Vest Financial Services® business. Acquisition Sub’s purchase of the capital stock of HDV Holdings, Inc. is referred to herein as the "Acquisition."
WHEREAS, the Company and Executive wish to amend the Agreement as a result of the announcement of the Acquisition and other strategic initiatives of the Company; and
WHEREAS, Section 14(b) of the Agreement states that the Agreement may not be modified except expressly in a writing signed by both parties;
NOW THEREFORE, the Agreement is hereby amended as follows:
1.     The following new paragraph 6(e) shall be added to Section 6 immediately following paragraph 6(d):
(e)    Termination of Employment due to Relocation in connection with the Closing of the Acquisition. If, within twenty-four (24) months of the Closing (as defined in the Purchase Agreement) of the Acquisition, the Company requires that the Executive relocate his primary work location more than 25 miles from Bellevue, Washington or from any work location to which the Company transfers Executive during the course of employment and to which such transfer the Executive has consented, then subject to Section 6(i), the Executive shall receive the following payments and benefits:
(i)a severance payment in an amount equal to one times the Executive's Base Salary in effect as of the Termination Date and his then current Target Bonus amount (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii);
(i)    a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company's group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive's spouse and dependent children) on such date multiplied by (B) 12, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii); and
(ii)    notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Executive's outstanding equity awards shall be governed solely by the following provisions: (A) all of the Executive's then-outstanding equity awards shall fully vest and all restrictions thereon shall lapse and (B) to the extent vested (including as a result of the acceleration provided under this Section 6(e)(iii)), all of the Executive's outstanding stock options shall remain exercisable until the later to occur of 90 days following the Termination Date or 24 months following the Closing (as defined in the Purchase Agreement) of the Acquisition; provided, however, that all of the Executive's outstanding equity awards granted prior to the effective date of this Agreement (other than outstanding stock options granted prior to the effective date of this Agreement) shall also be governed by Section 16 of the Company's Restated 1996 Flexible Stock Incentive Plan or Section 15 of the 2015 Incentive Plan, as applicable, and the award agreements for those equity awards.
2.    The following new paragraph 6(f) shall be added to Section 6 immediately following new paragraph 6(e):
(f)    Termination of Employment in connection with the hiring of a new Chief Executive Officer. If the Company terminates the Executive's employment without Cause or the Executive terminates employment with the Company for Good Reason on the day of or during the 12-month period immediately following the first date of employment of a Chief Executive Officer other than the Chief Executive Officer of the Company as of the date of this Amendment, then subject to Section 6(i), the Executive shall receive the following payments and benefits:
(i)    a severance payment in an amount equal to one times the Executive's Base Salary in effect as of the Termination Date and his then current Target Bonus amount (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii);
(ii)    a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company's group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive's spouse and dependent children) on such date multiplied by (B) 12, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii); and
(iii)    notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Executive's outstanding equity awards shall be governed solely by the following provisions: (A) fifty percent (50%) of the Executive's then-outstanding equity awards (including, without limitation, Executive’s 2016 annual grant) shall fully vest and all restrictions thereon shall lapse and (B) to the extent vested (including as a result of the acceleration provided under this Section 6(d)(iii)), all of the Executive's outstanding stock options shall remain exercisable for 12 months following the Termination Date; provided, however, that all of the Executive's outstanding equity awards granted prior to the effective date of this Agreement (other than outstanding stock options granted prior to the effective date of this Agreement) shall also be governed by Section 16 of the Company's Restated 1996 Flexible Stock Incentive Plan or Section 15 of the 2015 Incentive Plan, as applicable and the award agreements for those equity awards.
3.    Paragraphs 6(e), 6(f) and 6(g) shall be renumbered as paragraphs 6(g), 6(h) and 6(i), respectively, and all references in the Agreement to paragraph 6(e), 6(f) or 6(g) shall be deemed to be references to paragraph as 6(g), 6(h) or 6(i), respectively.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1.

Blucora, Inc. By: /s/ William J. Ruckelshaus	Date: January 22, 2016
Executive /s/ Eric M. Emans Eric M. Emans	Date: January 22, 2016